Exhibit 10.12

LUMINAR TECHNOLOGIES

May 4, 2020

Jason Eichenholz

Chief Technology Officer

Luminar Technologies, Inc.

12601 Research Parkway

Orlando, FL 32826

Dear Jason:

Luminar Technologies, Inc. (“Luminar” or the “Company”) is pleased to confirm the terms of your employment with the Company as described below. This offer letter amends, restates and replaces in its entirety the original offer letter entered into by and between you and the Company dated January 16, 2017 (the “Prior Offer Letter”).

1. Effective Date: The terms of this letter will not be effective until the date of execution by all parties of, and the closing of the transactions contemplated by, the Stock Transfer Agreement provided in paragraph 9, below.

2. Position. You will continue your full-time position at the Company as Chief Technology Officer and with new responsibilities initially to include those listed on Exhibit A. Your transition to this role is anticipated to begin on: April 1, 2020.

3. Compensation. In connection with the commencement of your new role, Luminar will pay you a starting annual salary of $300,000, effective as of January 1, 2020, payable in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

4. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company, which approval will not be unreasonably withheld. Notwithstanding the foregoing, (i) you may serve on non-competitive corporate, civic or charitable boards or committees and (ii) you may visibly endorse and support Aire Health, provided that, in each case of the foregoing clauses (i) and (ii), such activities do not individually or in the aggregate interfere with the performance of your duties as an employee of the Company.

5. Time Off. In addition to each Friday and designated paid Company holidays, which may change depending on the year, you will enjoy flexible paid time off. These will be days of your choosing so that you may enjoy a work/life balance, subject to the Company’s general applicable time-off and/or leave policies.

6. One-Time Bonus. The Company shall pay you a one-time bonus of $50,000 (the “One-Time Bonus”) within 15 business days of the date that you deliver a countersigned copy of this letter agreement, subject to your continued employment through the payment date.

7. Annual Bonus. You will be eligible to earn an annual bonus each calendar year during the term of your employment under this letter agreement in a minimum amount of $20,000 (the “Annual Bonus”), subject to your continued employment through the payment date. The Annual Bonus will be paid within 30 calendar days of the end of the calendar year.

8. Stock Options. Subject to the approval of the Company’s Board of Directors (the “Board”), the Company shall grant you a stock option to purchase 100,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. The Option shall vest and become exercisable at the rate of 25% of the total number of option shares on the one year anniversary of June 18, 2019, and the remaining option shares shall become vested and exercisable in equal monthly installments over the next three years, subject to your continuous service with the Company through each vesting date. The Option will be an incentive stock option to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Company’s 2015 Stock Plan (the “Stock Plan”) and in the Company’s then-standard form of Stock Option Agreement (with an extended post-termination exercise period), which you will be required to sign. Although management of the Company will recommend to the Board that you be granted the Option on the terms set forth herein, by execution of this letter, you acknowledge that your right to receive the Option, or any right to have the Option subject to the specific terms set forth herein, is subject to the approval of the Board.

9. Consent and Support for 2020 Transfer of Equity; Stock Plan. Subject to compliance with applicable securities laws, the Company agrees to consent to and support a sale of vested shares of your Common Stock of the Company in the calendar year 2020 to an existing investor of the Company with an aggregate sale price of approximately $2,000,000.00, with such other reasonable terms that are mutually agreeable to you, the Company and such existing investor, provided that you and such investor effect such sale pursuant to a Stock Transfer Agreement in substantially the form attached as Exhibit B hereto (the “Stock Transfer Agreement”). You hereby agree to comply with, consent to, and be subject to all of the terms and conditions of the Stock Plan as in effect as of the date hereof (and which is attached hereto as Exhibit C) with respect to all shares of the Company’s capital stock held by you as of the date hereof as if such shares were Shares (as defined in the Stock Plan) acquired pursuant to an Award (as defined in the Stock Plan) and the placing of legends to reflect the foregoing.

10. Future Liquidity. Subject to compliance with all applicable laws, the Company agrees to use reasonable efforts to explore the facilitation of sales of shares held by you to third parties as part of future preferred stock financings, provided the financing round is over-subscribed, the transaction is in the best interests of the Company and any sales are effected pursuant to a transfer agreement in a form acceptable to the Company. The foregoing covenants shall terminate on the earliest to occur of: (i) the closing of the initial public offering of the company’s common stock (or direct listing); (ii) the closing of a Liquidation Transaction (as defined in the company’s charter as amended from time to time); (iii) the cessation of your continued full-time employment at the Company; or (iv) you have sold $5 million of equity in the aggregate, including the $2 million transaction provided herein. Lastly, you understand that the Company cannot provide any guarantees as to whether any sale(s) will ultimately occur or occur at a desired price.

11. At-Will Employment Relationship. Employment with Luminar is for no specific period of time. Your employment with Luminar will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any or no reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this agreement. This is the full and complete agreement between you and Luminar regarding the at-will nature of your employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies, may change from time to time at the Company’s discretion, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Luminar’s Chief Executive Officer.

12. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

13. Arbitration. To the fullest extent permitted by applicable law, you and the Company agree to arbitrate any and all disputes, demands, claims, or controversies (collectively, “claim” or “claims”) relating to, arising from or regarding this offer letter or your employment or other relationship with the Company, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees. To the fullest extent permitted by applicable law, this includes, but is not limited to, claims of discrimination, harassment, retaliation, breach of contract, wrongful termination and unfair competition, wage and hour claims, tort claims, common law claims, and claims based upon any federal, state or local ordinance, statute, regulation or constitutional provision.

(a) You and the Company agree that nothing in this Section 13 (this “arbitration agreement”) is intended to prevent the Company from seeking and obtaining temporary or preliminary injunctive relief in a court of competent jurisdiction to prevent or remedy any actual or threatened breaches by you, including but not limited to as may be related to the Company’s confidential information or trade secrets or a breach of this letter.

(b) This arbitration agreement does not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or state or federal disability insurance, claims that are subject to the exclusive jurisdiction of the National Labor Relations Board, or any other claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act. This arbitration agreement does not restrict or preclude you from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process.

(c) You and the Company agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.

(d) You and the Company agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in the closest JAMS office to your place of employment with the Company and in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration or contact Human Resources for a copy). To initiate an arbitration, you or the Company must submit a demand for arbitration to JAMS. Except as to the Class Waiver, the arbitrator shall determine arbitrability, including disputes about the formation, scope, applicability, enforceability or validity of the arbitration agreement. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that you otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. You and the Company understand and agree that the decision or award of the arbitrator shall be final and binding upon the parties.

(e) You and the Company understand and agree that the arbitration of claims subject to this arbitration agreement shall be instead of a trial before a court or jury. You and the Company further understand and agree that, by entering into this arbitration agreement, you and the Company are expressly waiving any and all rights to a trial before a court or jury regarding any claims that you and the Company now have or which you and the Company may have in the future that are subject to arbitration under this arbitration agreement.

(f) If either party hereto files a lawsuit against the other party hereto in violation of this arbitration agreement, the party seeking to enforce arbitration may serve the suit-filing party with written notice of this arbitration agreement. Upon such notice, the suit-filing party shall have five (5) business days from the date of service to effectuate written notice on the other party agreeing to arbitrate the dispute. If the suit-filing party does not timely serve such notice of agreement to arbitrate and the party seeking to enforce this arbitration agreement successfully compels the suit-filing party to arbitration, the party seeking to enforce this arbitration agreement shall be entitled to that party’s reasonable attorneys’ fees and court fees and costs incurred in enforcing same.

(g) This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. The provisions of this arbitration agreement shall survive any termination of your employment with the Company.

(h) You and the Company acknowledge and agree that you and the Company have read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ABRITRATION AGREEMENT.

(i) This arbitration agreement sets forth the entire agreement and understanding of the parties hereto relating to venue of any dispute between the parties hereto relating to any claim, including but not limited to any claim arising from or relating to this offer letter or your employment or other relationship with the Company and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to such subject matter. The terms of this arbitration agreement can be modified only by a written document signed by an authorized Company representative and you.

14. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of Florida, without giving effect to principles of conflicts of law; provided, however, that the validity, interpretation, construction and performance of Section 9 of this letter, and all acts and transactions pursuant thereto and the rights and obligations of the parties thereto shall be governed, construed and interpreted in accordance with the laws of state of Delaware, without giving effect to principles of conflicts of law.

(b) Specific Performance. Each party to this letter acknowledges and agrees that any breach of Section 9 of this letter shall cause the Company irreparable harm which may not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a party of Section 9 of this letter, the Company shall be entitled to seek the remedies of specific performance, injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages and without the need for the Company to post a bond or other security. The foregoing right shall be in addition to such other rights or remedies as may be available to the Company for such breach or threatened breach, including but not limited to the recovery of money damages.

(c) Entire Agreement. This letter, together with any applicable confidentiality agreements entered into between you and the Company, and the exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, including (without limitation) the Prior Offer Letter.

(d) Interpretation, Amendment and Enforcement. This agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized employee of the Company. The provisions of the agreement are severable. If any provision contained in this agreement shall be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. This letter may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

Sincerely, LUMINAR TECHNOLOGIES, INC.

By:	/s/ Austin Russell
Austin Russell
Chief Executive Officer

ACCEPTED AND AGREED:

Jason Eichenholz
(print name)

/s/ Jason Eichenholz
(signature)

5/5/2020
Date